Exhibit 99.1

News Release

6705 Rockledge Drive, Suite 900
Bethesda, MD 20817-1850
(301) 581-0600

     FOR IMMEDIATE RELEASE

Contact:	Dale B. Wolf
Chief Financial Officer
(301) 581-5709

Investor Relations
(301) 581-5729

COVENTRY HEALTH CARE APPOINTS
ERNST & YOUNG AS AUDITORS

Bethesda, Maryland (May 15, 2002) – Coventry Health Care, Inc. (NYSE: CVH) today announced that its Board of Directors has appointed Ernst & Young LLP as the company’s independent auditors. Ernst & Young will replace Arthur Andersen LLP as the independent auditors for the company effective with the fiscal quarter ending June 30, 2002.

     The decision to replace Arthur Andersen was made after careful evaluation by the company’s management, Audit Committee, and Board of Directors. The decision to replace Arthur Andersen was not the result of any disagreement between the company and Arthur Andersen on any accounting principles, financial statement presentations, or any other accounting matters.

“We are pleased to be working with Ernst & Young as our new independent auditors,” said Allen F. Wise, President and Chief Executive Officer of Coventry. “I would also like to thank Arthur Andersen for their professionalism and the high quality of work performed during their tenure with Coventry.”

Coventry Health Care is a managed health care company based in Bethesda, Maryland operating health plans and insurance companies under the names Coventry Health Care, Coventry Health and Life, Carelink Health Plans, Group Health Plan, HealthAmerica, HealthAssurance, HealthCare USA, Southern Health and WellPath. The Company provides a full range of managed care products and services including HMO, PPO, POS, Medicare+Choice and Medicaid to 1.8 million members in a broad cross section of employer and government-funded groups in 12 markets throughout the Midwest, Mid-Atlantic and Southeast United States. More information is available on the Internet at http://www.cvty.com.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and may be significantly impacted by certain risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.